Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-219206
The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion. Dated September 11, 2018. GS Finance Corp. $ Callable CMS Spread and Russell 2000® Index-Linked Range Accrual Notes due guaranteed by The Goldman Sachs Group, Inc.
Interest, if any, will be paid quarterly on the 28th day of each March, June, September and December, beginning in December 2018 and ending on the stated maturity date (expected to be September 28, 2033). On each of the first four quarterly interest payment dates, interest will be paid at a rate of 6% per annum. We may redeem your notes at 100% of their face amount plus any accrued and unpaid interest on any quarterly interest payment date on or after September 28, 2019.
Subject to our redemption right, on each interest payment date beginning in December 2019, interest, if any, will be paid based on (i) the number of days that are both scheduled trading days and scheduled U.S. Government securities business days in the relevant interest period (reference dates) on which the closing level of the Russell 2000® Index is greater than or equal to 70% of the initial index level (set on the trade date, expected to be September 26, 2018) and the CMS spread is greater than or equal to 0% and (ii) the interest rate of 6% per annum. Interest related to an interest payment date will be determined on the second scheduled trading day prior to such interest payment date and the interest period related to such interest payment date will be the approximately 3-month period prior to such second scheduled trading day. The CMS spread is the 30-year CMS rate minus the 2-year CMS rate. The 30-year CMS rate and the 2-year CMS rate are based on hypothetical interest rate swaps referencing 3-month USD LIBOR. LIBOR is being modified, see page S-18.
To determine your annualized interest rate for each interest payment date beginning in December 2019, we will (i) divide the number of reference dates in such interest period on which the closing level of the Russell 2000® Index is greater than or equal to 70% of the initial index level and the CMS spread is greater than or equal to 0% by the total number of reference days in such interest period and (ii) multiply the resulting fraction by 6%. Your quarterly interest payment, if any, will be determined in accordance with the 30/360 (ISDA) day count convention. Beginning with the interest payment date in December 2019, you will not receive any interest on your notes on an interest payment date if either the closing level of the index is less than 70% of the initial index level or the CMS spread is less than 0% on each reference date during the related interest period.
If we do not redeem your notes, on the stated maturity date, we will pay you an amount in cash equal to the face amount of your notes plus accrued and unpaid interest, if any.
You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page S-11.
The estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $870 and $930 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.
Original issue date:	expected to be September 28, 2018	Original issue price:	100% of the face amount*
Underwriting discount:	% of the face amount*	Net proceeds to the issuer:	% of the face amount

* The original issue price will be       % for certain investors; see “Supplemental Plan of Distribution” on page S-47.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC
Prospectus Supplement No.    dated                   , 2018.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.
GS Finance Corp. may use this prospectus in the initial sale of the offered notes. In addition, Goldman Sachs & Co. LLC, or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes
The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be between $870 and $930 per $1,000 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $      per $1,000 face amount).
Prior to               , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through              ). On and after            , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus
The notes are part of the Medium-Term Notes, Series E program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc.  This prospectus includes this prospectus supplement and the accompanying documents listed below. This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:
●     Prospectus supplement dated July 10, 2017
●     Prospectus dated July 10, 2017
The information in this prospectus supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

Callable CMS Spread and Russell 2000® Index-Linked Range Accrual Notes due
INVESTMENT THESIS
For investors who:
•
want to receive, for the first four interest payment dates, interest at a rate of 6% per annum (a higher annualized rate than on a comparable fixed or floating rate debt security) and, thereafter, want the opportunity to receive interest at a rate of up to 6% per annum and thus believe that on any reference date, the closing level of the index will not be less than 70% of the initial index level and the 30-year CMS rate will be greater than or equal to the 2-year CMS rate.

•
are willing to receive no interest after the first four interest payment dates if the closing level of the index is less than 70% of the initial index level or the 30-year CMS rate is less than the 2-year CMS rate on each reference date.

•	understand that, due to the issuer’s early redemption right, the term of the notes could be anywhere from one year to fifteen years.
DETERMINING PAYMENTS ON THE NOTES
For the first four interest payment dates, the interest rate on the notes will be 6% per annum.  Thereafter, the amount of interest to be paid for each $1,000 face amount of notes on any quarterly interest payment date will be determined on the immediately preceding interest determination date based on the closing level of the index and the CMS spread on each reference date during the interest period immediately preceding such interest payment date, as follows:
Accrual criteria for a reference date: index closes at or above the index barrier level and CMS spread is at or above 0%.
DETAILS OF THE ISSUER’S EARLY REDEMPTION RIGHT
•	The issuer may redeem the notes at 100% of their face amount, plus any accrued and unpaid interest, on any quarterly interest payment date on or after September 28, 2019.
•	While the issuer may choose to call the notes on any quarterly interest payment date on or after September 28, 2019, it is more likely to call the notes if:
o	the index level stays above the index barrier level and the CMS spread is positive;
o	interest rates decline or do not increase; or
o	the issuer’s credit spread decreases.
KEY TERMS
Issuer:	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Index:	The Russell 2000® Index (Bloomberg symbol, “RTY Index”)
CMS Spread:	For any reference date, the 30-year CMS rate minus the 2-year CMS rate. See “The CMS Spread” below
Face Amount:	$ in the aggregate; each note will have a face amount equal to $1,000
Trade Date:	Expected to be September 26, 2018
Settlement Date:	Expected to be September 28, 2018
Stated Maturity Date:	Expected to be September 28, 2033
Early Redemption Right:
We have the right to redeem your notes, in whole but not in part, on each redemption date at a price equal to 100% of the face amount plus accrued and unpaid interest to but excluding such redemption date, subject to two business days’ prior notice

Redemption Date:	The interest payment date that is expected to fall on September 28, 2019 and each interest payment date occurring thereafter
Reference Dates:	For each interest period, each day that is both a scheduled trading day and a scheduled U.S. Government securities business day
U.S. Government Securities Business Day:
Any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income department of its members be closed for the entire day for purposes of trading in U.S. Government securities

Interest Determination Dates:	With respect to the 5th interest payment date and each interest payment date thereafter, the second scheduled trading day prior to each interest payment date
Interest Payment Dates:	Expected to be the 28th day of each March, June, September and December, beginning in December 2018 and ending on the stated maturity date
Interest Period:
The period from and including an interest determination date to but excluding the next succeeding interest determination date, with the exception of the interest period related to the 5th interest payment date, which shall begin on the second scheduled trading day prior to the 4th interest payment date

Initial Index Level:	To be determined on the trade date
Index Barrier Level:	70% of the initial index level
Day Count Convention:	30/360 (ISDA)
Business Day Convention:	Following unadjusted
Accrued Interest Factor:
Calculated in accordance with the day count convention with respect to each period from and including each interest payment date (or the original issue date, in the case of the first interest payment) to but excluding the next succeeding interest payment date

CUSIP/ISIN:	40055QZ70/US40055QZ702

HYPOTHETICAL INTEREST PAYMENTS
The following illustrations are based on a range of levels of the index and CMS spreads that are entirely hypothetical. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical levels of the index or CMS spreads on any reference date could have on the amount you receive on any interest payment date after the first four interest payment dates.
Left Side Axis	Right Side Axis
Russell 2000® Index on each reference date	The 30-year CMS rate minus the 2-year CMS rate on each reference date

Index Level Increases and CMS Spread is Positive

•	Interest Payments: Interest will accrue at the full interest rate of 6% per annum.
•	Call Feature: The issuer is more likely to call the notes during the life of the notes.
•	Payment at Maturity: 100% of the face amount.
Index Level Increases and CMS Spread is Positive and Negative

•
Interest Payments: Interest with respect to an interest payment date will only accrue on each reference date during the immediately preceding interest period that the closing level of the index is greater than or equal to the index barrier level and the CMS spread is greater than or equal to 0%.

•	Call Feature: The issuer may or may not call the notes during the life of the notes.
•	Payment at Maturity: 100% of the face amount.

Index Level Increases and Decreases and CMS Spread is Positive

•
Interest Payments: Interest with respect to an interest payment date will only accrue on each reference date during the immediately preceding interest period that the closing level of the index is greater than or equal to the index barrier level and the CMS spread is greater than or equal to 0%.

•	Call Feature: The issuer may or may not call the notes during the life of the notes.
•	Payment at Maturity: 100% of the face amount.
Index Level Decreases and CMS Spread is Positive and Negative

•	Interest Payments: The quarterly interest payments are zero.
•	Call Feature: While the issuer may choose to call the notes, the issuer is very likely not to call the notes during the life of the notes.
•	Payment at Maturity: 100% of the face amount.

THE CMS SPREAD
The CMS spread is equal to the 30-year CMS rate minus the 2-year CMS rate and is based on the shape of the CMS yield curve. When we refer to the 30-year CMS rate or the 2-year CMS rate on a reference date, we mean the 30-year or 2-year U.S. dollar interest rate swap rate, respectively, on such reference date. As set forth in the graph below, as the CMS yield curve flattens the spread gets smaller and smaller.

By purchasing the notes, you are taking the position that the CMS yield curve will be positively sloped as shown above.
RISKS
Please read the section entitled “Additional Risk Factors Specific to Your Notes” of this prospectus supplement as well as the risks and considerations described in the accompanying prospectus dated July 10, 2017 and in the accompanying prospectus supplement dated July 10, 2017.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below and under “Specific Terms of Your Notes” on page S-21. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, and references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Key Terms
Issuer:  GS Finance Corp.
Guarantor: The Goldman Sachs Group, Inc.
Index: the Russell 2000® Index (Bloomberg symbol, “RTY Index”), as published by the FTSE Russell (“Russell”); see “The Index” on page S-31
CMS spread: for any reference date, the 30-year CMS rate minus the 2-year CMS rate
30-year CMS rate: for any reference date, the 30-year U.S. dollar interest rate swap rate (as described on page S-24) on such day, subject to adjustment as described elsewhere in this prospectus supplement, including under “Discontinuance of a CMS rate” below
2-year CMS rate: for any reference date, the 2-year U.S. dollar interest rate swap rate (as described on page S-24) on such day, subject to adjustment as described elsewhere in this prospectus supplement, including under “Discontinuance of a CMS rate” below
CMS rates: the 30-year CMS rate and the 2-year CMS rate
Discontinuance of a CMS rate: If the calculation agent determines on a reference date that a CMS rate has been discontinued, then the calculation agent will use a substitute or successor rate that it has determined in its sole discretion is most comparable to the applicable CMS rate, provided that if the calculation agent determines there is an industry-accepted successor rate, then the calculation agent shall use such successor rate. If the calculation agent has determined a substitute or successor rate in accordance with the foregoing, the calculation agent in its sole discretion may determine the business day convention, the applicable business days, the reference dates and the interest determination dates to be used, and any other relevant methodology for calculating such substitute or successor rate, including any adjustment factor needed to make such substitute or successor rate comparable to the applicable CMS rate, in a manner that is consistent with industry-accepted practices for such substitute or successor rate.
Face amount: each note will have a face amount equal to $1,000; $        in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement
Purchase at amount other than face amount: the amount we will pay you at the stated maturity date for your notes or upon any early redemption will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated

maturity date or date of early redemption, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” on page S-13 of this prospectus supplement.
Trade date: expected to be September 26, 2018
Original issue date (settlement date) (to be set on the trade date): expected to be September 28, 2018
Stated maturity date (to be set on the trade date): expected to be September 28, 2033, subject to our early redemption right and to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-22
Specified currency: U.S. dollars (“$”)
Denominations: $1,000 or integral multiples of $1,000 in excess thereof
Supplemental discussion of U.S. federal income tax consequences: we expect to treat the notes as variable rate debt instruments for U.S. federal income tax purposes. Under this characterization, it is the opinion of Sidley Austin llp that you should include the coupon payments on the notes in ordinary income at the time you receive or accrue such payments, depending on your regular method of accounting for tax purposes. In addition, any gain or loss you recognize upon the sale, exchange, redemption or maturity of your notes should be capital gain or loss except to the extent of any amount attributable to any accrued but unpaid coupon payments on your notes. Please see “Supplemental Discussion of Federal Income Tax Consequences” below for a more detailed discussion.
Early redemption right: we have the right to redeem your notes, in whole but not in part, on each redemption date at a price equal to 100% of the face amount plus accrued and unpaid interest to but excluding such redemption date, subject to two business days’ prior notice.
Redemption date: the interest payment date that is expected to fall on September 28, 2019 and each interest payment date occurring thereafter.
Cash settlement amount (on the stated maturity date): subject to our early redemption right, for each $1,000 face amount of your notes, in addition to any accrued and unpaid interest, we will pay you on the stated maturity date an amount in cash equal to $1,000.
Interest rate: for the first four interest payment dates, the interest rate will be 6% per annum. Thereafter, the interest rate with respect to any interest payment date will be determined on the immediately preceding interest determination date, based on the closing level of the index and the CMS spread on each reference date during the interest period immediately preceding such interest payment date. The interest rate will be equal to: the product of (i) 6% times (ii) the quotient of (a) the number of reference dates during the applicable interest period when the closing level of the index is greater than or equal to the index barrier level and the CMS spread is greater than or equal to 0% divided by (b) the number of reference dates in such interest period. The interest rate will not be greater than 6% per annum or less than 0% per annum.
Interest determination dates: with respect to the 5th interest payment date and each interest payment date thereafter, the second scheduled trading day prior to the applicable interest payment date, and the interest determination date will begin the interest period for which payment will be made on the interest payment date occurring approximately three months thereafter. For example, the quarterly interest period applicable to the 6th interest payment date shall begin on the interest determination date that is the second scheduled trading day immediately preceding the 5th interest payment date and the interest rate to be paid on the 6th interest payment date shall be determined on the interest determination date that is the second scheduled business day prior to the 6th interest payment date.
Index barrier level: 70% of the initial index level
Initial index level (to be set on the trade date): the closing level of the index on the trade date

Closing level of the index: the closing level of the index, as further described under “Specific Terms of Your Notes — Special Calculation Provisions — Closing Level” on page S-28
Interest payment dates (to be set on the trade date): expected to be the 28th day of each March, June, September and December, beginning in December 2018 and ending on the stated maturity date, subject to adjustments as described elsewhere in the prospectus supplement
Reference date: for each interest period, each day that is both a scheduled trading day and a scheduled U.S. Government securities business day
Day count convention: 30/360 (ISDA)
Business day convention: following unadjusted
Accrued interest factor: calculated in accordance with the day count convention with respect to each period from and including each interest payment date (or the original issue date, in the case of the first interest payment) to but excluding the next succeeding interest payment date (each such period, an “interest accrual period”)
Regular record dates: one business day immediately preceding each interest payment date
Defeasance: not applicable
No listing: the offered notes will not be listed or displayed on any securities exchange or interdealer market quotation system
Business day: as described under “Specific Terms of Your Notes — Special Calculation Provisions — Business Day” on page S-27
U.S. Government securities business day: as described under “Specific Terms of Your Notes — Special Calculation Provisions — Business Day” on page S-27
Trading day: as described under “Specific Terms of Your Notes — Special Calculation Provisions — Trading Day” on page S-27
Interest period: the period from and including an interest determination date to but excluding the next succeeding interest determination date, with the exception of the interest period related to the 5th interest payment date, which shall begin on the second scheduled trading day prior to the 4th interest payment date. Interest periods are not relevant in determining the interest to be paid on the first four interest payment dates.
Calculation agent: Goldman Sachs & Co. LLC (“GS&Co.”)
CUSIP no.: 40055QZ70
ISIN no.: US40055QZ702
FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate (i) the method we will use to determine the interest rate on any given interest payment date after the first four interest payment dates, which is based on the closing levels of the index and the CMS spread on the reference dates in the interest period immediately preceding the interest payment date and (ii) the method we will use to calculate the amount of interest accrued between interest payment dates.
The examples below are based on a range of levels of the index and the CMS rates that are entirely hypothetical; no one can predict what the levels of the index or the CMS rates will be on any day throughout the life of your notes and what the interest rate will be on any interest payment date after the first four interest payment dates. The index and the CMS rates have been highly volatile in the past — meaning that the index level and the CMS rates have changed substantially in relatively short periods — and their performance cannot be predicted for any future period.
The information in the following examples reflects the method we will use to calculate the interest rate applicable to any interest payment date and the hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the index and the CMS rates, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page S-11 of this prospectus supplement. The information in the examples also reflect the key terms and assumptions in the box below.
Key Terms and Assumptions

Face amount	$1,000
Index barrier level	70% of the initial index level
The day count convention calculation results in an accrued interest factor of 0.25

The notes are not called
Neither a market disruption event, a non-trading day nor a non-U.S. Government securities business day occurs on any reference date
No change in or affecting any of the index stocks or the method by which the index sponsor calculates the index
Notes purchased on original issue date at the face amount and held to the stated maturity date

Moreover, we have not yet set the initial index level that will serve as the baseline for determining the interest payable on each interest payment date after the first four interest payment dates, if any, subject to our early redemption right. We will not do so until the trade date. As a result, the actual initial index level may differ substantially from the current level of such index prior to the trade date. It may also differ substantially from the level of the index at the time you purchase your notes.
For these reasons, the actual performance of the index over the life of your notes, the actual levels of the index and the CMS spread on any reference date in any interest period, as well as the interest payable at each interest payment date after the first four interest payment dates, may bear little relation to the hypothetical examples shown below or to the historical levels of the index and the CMS spreads shown elsewhere in this prospectus supplement. For information about the index levels and CMS spread during recent periods, see “The Index — Historical Closing Levels of the Index” on page S-38 and “Historical CMS Spreads” on page S-40. Before investing in the notes, you should consult publicly available information to determine the index level and the CMS spread between the date of this prospectus supplement and the date of your purchase of the notes.
The table below illustrates the method we will use to calculate the interest rate with respect to an interest payment date, subject to the key terms and assumptions above.
The numbers in the first column in the table below represent the number of reference dates (“N”) during any given interest period for which the closing level of the index is greater than or equal to the index barrier level and the CMS spread is greater than or equal to 0.00%. The amounts in the fourth column represent the hypothetical interest amount, as a percentage of the face amount of each note, that would be payable with respect to a given interest period in which the closing level of the index is greater than or equal to the index barrier level and the CMS spread is greater than or equal to 0.00% for a given number of reference dates (as specified in the first column).
Also, the information in the table below does not take into account the effect of applicable taxes.
N* (A)	Assumed number of reference dates in an interest period (B)	Fraction (A/B) × 6.00%	Amount of interest to be paid on the related interest payment date (using 30/360 (ISDA) convention)
0	60	0.00000000	0.00%
15	60	0.01500000	0.38%
30	60	0.03000000	0.75%
45	60	0.04500000	1.13%
60	60	0.06000000	1.50%
*The number of reference dates for which the closing level of the index is greater than or equal to the index barrier level and the CMS spread is greater than or equal to 0.00% in a given interest period is subject to numerous adjustments, as described elsewhere in this prospectus supplement.
Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual closing level of the index or the CMS spread on any day or what the market value of your notes will be on any particular day, nor can we predict the relationship among the closing level of the index, the CMS spread and the market value of your notes at any time prior to the stated maturity date. The actual interest payment, if any, that a holder of the notes will receive on each interest payment date and the rate of return on the offered notes will depend on the actual initial index level, which we will set on the trade date and the actual closing levels of the index and CMS spreads, as determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the interest amount to be paid in respect of your notes, if any, may be very different from the information reflected in the examples above. The 30-year CMS rate and the 2-year CMS rate are based on hypothetical interest rate swaps referencing 3-month USD LIBOR. LIBOR is being modified, see page S-18.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus and in the accompanying prospectus supplement. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus and the accompanying prospectus supplement. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the index stocks, i.e., the stocks comprising the index to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors.  The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models.  As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”.  Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.
In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.
The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, GS&Co. pays to us the amounts we owe under your notes.
In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.
There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes.  See “— Your Notes May Not Have an Active Trading Market” below.
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
Although the interest payments on the notes after the first four interest payment dates, if any, will be based on the performance of the index and the relationship between the 30-year CMS rate and the 2-year CMS rate, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 42 of the accompanying prospectus.
We Are Able to Redeem Your Notes at Our Option
We have the right to redeem your notes, in whole but not in part, at 100% of their outstanding face amount plus any accrued and unpaid interest up to but excluding the redemption date, on the interest payment date falling on September 28, 2019 and on each interest payment date occurring thereafter, upon two business days’ prior notice. Even if we do not exercise our option to redeem your notes, our ability to do so may adversely affect the value of your notes. It is our sole option whether to redeem your notes prior to maturity and we may or may not exercise this option for any reason. Because of this redemption option, the term of your notes could be anywhere between one and fifteen years.
If the Closing Level of the Index Is Less Than the Index Barrier Level or the CMS Spread is Less Than 0% on Any Reference Date in Any Interest Period, the Interest Rate With Respect to the Next Interest Payment Date Will Be Reduced
Because of the formula used to calculate the interest payment applicable to your notes on any interest payment date after the first four interest payment dates, in the event the closing level of the index is less than the index barrier level or the CMS spread is less than 0% on any reference date in any applicable interest period, the interest rate with respect to the next interest payment date will be reduced. Therefore, if either the closing level of the index is less than the index barrier level or the CMS spread is less than 0% on each reference date for an entire interest period, you will receive no interest on the related interest payment date. Even if you receive some interest payments on some or all of the interest payment dates, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.
Assuming circumstances where no interest payment is to be made on your notes over the life of your notes, the present value of your notes as of the original issue date will equal the present value of a zero coupon bond with the same maturity and face amount issued by us, in each case discounted using current interest rates and credit spreads based on the discount method used by GS&Co., which may be different from the methods used by others. On that date such present value is expected to be approximately 53.38% of the face amount of your notes (you should not base any tax characterization of your notes on such present value).

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected
The amount you will be paid for your notes on the stated maturity date will not be adjusted based on the issue price you pay for the notes.  If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date or the date of early redemption will differ from, and may be substantially less than, the return on notes purchased at face amount.  If you purchase your notes at a premium to face amount and hold them to the stated maturity date or the date of early redemption, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors
When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:
•	the level of the index;
•	the 30-year CMS rate and the 2-year CMS rate;
•	the expected future performance of the CMS spread;
•	the volatility – i.e., the frequency and magnitude of changes – in the closing level of the index and the level of the CMS spread;
•	the dividend rates of the index stocks;
•	economic, financial, regulatory, political, military and other events that affect CMS rates and stock markets generally, and the index stocks, and which may affect the closing level of the index;
•	interest rates and yield rates in the market;
•	the time remaining until your notes mature; and
•
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes.
You cannot predict the future performance of the index or the CMS rates based on their historical performance. The actual performance of the index and the CMS rates over the life of the offered notes, as well as the interest payable on each interest payment date after the first four interest payment dates, may bear little or no relation to the historical closing levels of the index, the levels of the CMS spread or the hypothetical examples shown elsewhere in this prospectus supplement.
If the Level of the Index Changes, the Market Value of Your Notes May Not Change in the Same Manner
The price of your notes may move differently than the performance of the index. Changes in the level of the index may not result in a comparable change in the market value of your notes. Even if the closing level of the index is greater than or equal to the index barrier level during some portion of the life of the notes, the market value of your notes may not increase in the same manner. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.
If the CMS Spread Changes, the Market Value of Your Notes May Not Change in the Same Manner
The price of your notes may move differently than the CMS spread. The CMS spread will vary during the term of the notes based on the relationship between the 30-year CMS rate and the 2-year CMS rate as well as the market’s expectation of this relationship in the future. Changes in the CMS spread may not result in a comparable change in the market value of your notes. Even if the CMS spread is greater than 0% during some portion of the life of the offered notes, the market value of your notes may not increase in the same manner. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.
Because of the long-dated maturity of your notes, the expected future performance of the CMS rates will have a greater impact on the market value of your notes than if your notes had an earlier maturity date. In particular, the expected future performance of the CMS rates may cause the market value of your notes to decrease even though the CMS spread may be greater than 0% during some portion of the life of the offered notes. Moreover, expectations about the performance of the CMS rates in the future are subject to a great degree of uncertainty and may be based on assumptions about the future that may prove to be incorrect. Even if the expected future performance of the CMS rates is favorable to your notes, this uncertainty may result in market participants substantially discounting this future performance when determining the market value of your notes.
Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
Goldman Sachs expects to hedge our obligations under the notes by purchasing listed or over-the-counter options, futures and/or other instruments linked to the CMS rates or the index. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the CMS rates, the index or the index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before any interest determination date for your notes. Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the level of the CMS spread, the index or one or more of the index stocks.
In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.
Any of these hedging or other activities may adversely affect the levels of the CMS spread or the index — directly or indirectly by affecting the price of the index stocks — and therefore the market value of your notes and the amount we will pay on your notes. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines. In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes
Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.
Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the CMS rates, index or index stocks. Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
Goldman Sachs actively makes markets in and trades financial instruments for its own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of the index or index stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated. Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.
If Goldman Sachs becomes a holder of any securities of the index or index stocks in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments. They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments. These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument. Any of these recommendations and views may be negative with respect to the index or index stocks or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets. In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the index or index stocks, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Index or the Issuers of the Index Stocks or Other Entities That Are Involved in the Transaction
Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the sponsors of the index or the issuers of the index stocks, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the index or index stocks, as applicable, and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information. Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes.
In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
A completed offering may reduce Goldman Sachs’ existing exposure to the index or index stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering. An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.
The terms of the offering (including the selection of the index or index stocks, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs. In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions. The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.
Other Investors in the Notes May Not Have the Same Interests as You
Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as security holders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms. The interests of other investors may, in some circumstances, be adverse to your interests. For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, the index, the index stocks or other similar securities, which may adversely impact the market for or value of your notes.
The Policies of the Index Sponsor and Changes that Affect the Index or Index Stocks Comprising the Index, Could Affect the Amount of Interest Payable on Your Notes and Their Market Value
The policies of the index sponsor concerning the calculation of the level of the index, additions, deletions or substitutions of the index stocks comprising the index, and the manner in which changes affecting the index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the index level, could affect the level of the index and, therefore, the amount of interest payable on your notes on any interest payment date and the market value of your notes before that date. The amount of interest payable on your notes and their market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the index level, or if the index sponsor discontinues or suspends calculation or publication of the index level, in which case it may become difficult to determine the market value of your notes. If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the index levels on any such date — and thus the amount payable on any interest payment date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the index levels on any trading day and the interest determination date and the amount of interest payable on your notes more fully under “Specific Terms of Your Notes — Discontinuance or Modification of an Index” and “— Role of Calculation Agent” below.
You Have No Shareholder Rights or Rights to Receive Any Index Stock
Investing in your notes will not make you a holder of any of the index stocks. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the index or the stocks comprising the index or any other rights with respect to the index stocks. Your notes will be paid in cash, as will any interest payments, and you will have no right to receive delivery of any index stocks.
The Historical Levels of the CMS Spread Are Not an Indication of the Future Levels of the CMS Spread
In the past, the level of the CMS spread has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of the CMS spread are not necessarily indicative of future levels. Any historical upward or downward trend in the CMS spread is not an indication that the CMS spread is more or less likely to increase or decrease at any time, and you should not take the historical levels of the CMS spread as an indication of its future performance.
Past Index Performance is No Guide to Future Performance
The actual performance of the index over the life of the notes, as well as the interest payable on the notes, may bear little relation to the historical closing level of the index or to the hypothetical return examples set forth elsewhere in this prospectus supplement. We cannot predict the future performance of the index.
There Is No Affiliation Between the Index Stock Issuers or the Index Sponsor and Us
We are not affiliated with the issuers of the index stocks or the index sponsor.  As we have told you above, however, we or our affiliates may currently or from time to time in the future own securities of, or engage in business with the index sponsor or the index stock issuers.  Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the index or any of the index stock issuers. See “The Index” below for additional information about the index.
Neither the index sponsor nor any of the index stock issuers are involved in the offering of your notes in any way and none of them have any obligation of any sort with respect to your notes.  Thus, neither the index sponsor nor any of the index stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the market value of your notes.
Recent Regulatory Investigations Regarding Potential Manipulation of ISDAfix May Adversely Affect Your Notes
It has been reported that the U.K. Financial Conduct Authority and the U.S. Commodity Futures Trading Commission are working together to investigate potential manipulation of ISDAfix. If such manipulation occurred, it may have resulted in the CMS spread being artificially lower (or higher) than it would otherwise have been. Any changes or reforms affecting the determination or supervision of ISDAfix (or ICE Swap Rate) in light of these investigations may result in a sudden or prolonged increase or decrease in reported ISDAfix (or ICE Swap Rate) or the CMS spread, which could have an adverse impact on the trading market for ISDAfix (or ICE Swap Rate)-benchmarked securities such as your notes, the value of your notes and any payments on your notes.

The CMS Rates Are Based on Hypothetical Interest Rate Swaps Referencing 3-Month USD LIBOR; U.K. Regulators Will No Longer Persuade or Compel Banks to Submit Rates for Calculation of LIBOR After 2021; Interest Rate Benchmark May Be Discontinued
The CMS rates represent the fixed rate of interest payable on hypothetical interest rate swaps with a floating leg based on 3-month USD LIBOR. On July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (FCA), which regulates LIBOR, announced that the FCA will no longer persuade or compel banks to submit rates for the calculation of LIBOR (which includes the 3-month USD LIBOR rate) after 2021. Such announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. Notwithstanding the foregoing, it appears highly likely that LIBOR will be discontinued or modified by 2021. It is not possible to predict the effect that this announcement or any such discontinuance or modification will have on the 3-month USD LIBOR rate, the CMS rates or your notes. If the calculation agent determines on a reference date that a CMS rate has been discontinued, then the calculation agent will use a substitute or successor rate that it has determined in its sole discretion is most comparable to the applicable CMS rate, provided that if the calculation agent determines there is an industry-accepted successor rate, then the calculation agent shall use such successor rate. If the calculation agent has determined a substitute or successor rate in accordance with the foregoing, the calculation agent in its sole discretion may determine the business day convention, the applicable business days, the reference dates and the interest determination dates to be used, and any other relevant methodology for calculating such substitute or successor rate, including any adjustment factor needed to make such substitute or successor rate comparable to the applicable CMS rate, in a manner that is consistent with industry-accepted practices for such substitute or successor rate. See “Summary Information — Key Terms — Discontinuance of a CMS rate” on page S-6.
Even if a CMS Rate is Not Discontinued, Such Rate May Not Be Published on a Reference Date and, If Such Rate is Not Published, it May Be Calculated Based on Dealer Quotations or by the Calculation Agent in its Sole Discretion
Even if a CMS rate is not discontinued, it is possible that such rate may not be available on the determination date because such rate is not published by the Intercontinental Exchange (ICE). Non-publication by ICE of the applicable CMS rate (ICE Swap Rate) could occur for a number of reasons, such as a lack of available market data and an inability to use available market data to estimate rates for index maturities that are not available, or for other reasons. For example, on February 6, 2018, no CMS Rate (ICE Swap Rate) was published for any index maturity. If the 30-year CMS rate or the 2-year CMS rate cannot be determined using the Reuters ICESWAP1 page due to the non-publication of such rate on a reference date, the calculation agent will determine such rate on the basis of the mid-market semi-annual swap rate quotations provided by five leading swap dealers in the New York City interbank market at approximately 11:00 a.m., New York City time, on that date. If fewer than three quotations are provided as requested (as occurred in relation to the February 6, 2018 non-publication of the 30-year CMS rate and 2-year CMS rate), the 30-year CMS rate or the 2-year CMS rate, as applicable, will be determined by the calculation agent in its sole discretion. See “Specific Terms of Your Notes — Interest Payments — CMS Rate” on page S-21. If, after a reference date, you would like to know the level of the 30-year CMS rate or 2-year CMS rate on such reference date, please call GS&Co. at (212) 902-0300.
Regulation and Reform of “Benchmarks”, Including LIBOR and Other Types of Benchmarks, May Cause Such “Benchmarks” to Perform Differently Than in the Past, or to Disappear Entirely, or Have Other Consequences Which Cannot be Predicted
LIBOR and other interest rate, equity, foreign exchange rate and other types of indices which are deemed to be “benchmarks” are the subject of recent national, international and other regulatory guidance and proposals for reform. Some of these reforms are already effective while others are still to be implemented. These reforms may cause such “benchmarks” to perform differently than in the past, or to disappear entirely, or have other consequences which cannot be predicted. Any such consequence could have a material adverse effect on your notes.

Any of the international, national or other proposals for reform or the general increased regulatory scrutiny of “benchmarks” could increase the costs and risks of administering or otherwise participating in the setting of a “benchmark” and complying with any such regulations or requirements. Such factors may have the effect of discouraging market participants from continuing to administer or contribute to certain “benchmarks”, trigger changes in the rules or methodologies used in certain “benchmarks” or lead to the disappearance of certain “benchmarks”. The disappearance of a “benchmark” or changes in the manner of administration of a “benchmark” could result in discretionary valuation by the calculation agent or other consequence in relation to your notes. Any such consequence could have a material adverse effect on the value of and return on your notes.
As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes and the Amount You May Receive On Any Interest Payment Date
As calculation agent for your notes, GS&Co. will have discretion in making certain determinations that affect your notes, including determining: the closing level of the index on any reference date and the CMS rates, which we will use to determine the amount, if any, we will pay on any applicable interest payment date after the fourth interest payment date; market disruption events; non-trading days; non-business days; non-U.S. Government securities business days; the interest determination dates; and the stated maturity date. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the index. See “Specific Terms of Your Notes — Discontinuance or Modification of the Index” below. Further, if GS&Co. determines on a reference date that a CMS rate has been discontinued, then GS&Co. will use a substitute or successor rate that it has determined in its sole discretion is most comparable to the applicable CMS rate, provided that if GS&Co. determines there is an industry-accepted successor rate, then GS&Co. shall use such successor rate. If GS&Co. has determined a substitute or successor rate in accordance with the foregoing, GS&Co. in its sole discretion may determine the business day convention, the applicable business days, the reference dates and the interest determination dates to be used, and any other relevant methodology for calculating such substitute or successor rate, including any adjustment factor needed to make such substitute or successor rate comparable to the applicable CMS rate, in a manner that is consistent with industry-accepted practices for such substitute or successor rate. See “Summary Information — Key Terms — Discontinuance of a CMS rate” on page S-6. The exercise of this discretion by GS&Co. could adversely affect the value of your notes and may present GS&Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest Between Your Interest in the Notes and Us” above. We may change the calculation agent at any time without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to us.
Your Notes May Not Have an Active Trading Market
Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.
We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price
At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.
Certain Considerations for Insurance Companies and Employee Benefit Plans
Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.
The Tax Treatment of Your Notes is Uncertain. However, It Would be Reasonable To Treat Your Notes as Variable Rate Debt Instruments for U.S. Federal Income Tax Purposes
The tax treatment of your notes is uncertain. However, it would be reasonable to treat your notes as variable rate debt instruments for U.S. federal income tax purposes and the issuer expects to so treat the notes.  Under those rules, you generally will be required to account for coupons on the notes in the manner described under “Supplemental Discussion of Federal Income Tax Consequences” below. If you are a secondary purchaser of the notes, the tax consequences to you may be different.  Please see “Supplemental Discussion of Federal Income Tax Consequences” below for a more detailed discussion. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities
Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, and  references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc.  Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series E”, that we may issue under the indenture from time to time as described in the accompanying prospectus supplement and accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.
This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series E medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.
In addition to those terms described under “Summary Information” in this prospectus supplement, the following terms will apply to your notes:
Specified currency:
•	U.S. dollars (“$”).
Form of note:
•	global form only: yes, at DTC
•	non-global form available: no
Denominations: each note registered in the name of a holder must have a face amount of $1,000 or an integral multiple of $1,000 in excess thereof
Defeasance applies as follows:
•	full defeasance: no
•	covenant defeasance: no
Other terms:
•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below
•	a business day for your notes will not be the same as a business day for our other Series E medium-term notes, as described under “— Special Calculation Provisions” below
•	a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade date, issue price, discount or commission and net proceeds to GS Finance Corp. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the offered notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the offered notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.
We describe the terms of your notes in more detail below.
Index, Index Sponsor and Index Stocks
In this prospectus supplement, when we refer to the index, we mean the index specified on the front cover page, or any successor index, as it may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of the Index” below. When we refer to the index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the index as then in effect. When we refer to the index stocks as of any time, we mean the stocks that comprise the index as then in effect, after giving effect to any additions, deletions or substitutions.
CMS Rates
In this prospectus supplement, when we refer to the 30-year CMS rate on a reference date, we mean the rate appearing on the Reuters screen ICESWAP1 page for 30-year index maturity as of approximately 11:00 A.M., New York City time, on such reference date, subject to adjustment as described under “—Interest Payments” below.
In this prospectus supplement, when we refer to the 2-year CMS rate on a reference date, we mean the rate appearing on the Reuters screen ICESWAP1 page for 2-year index maturity as of approximately 11:00 A.M., New York City time, on such reference date, subject to adjustment as described under “—Interest Payments” below.
“Reuters screen” means the display on the Reuters service, or any successor or replacement service, on the page specified in this prospectus supplement, or any successor or replacement page on that service.
Payment of Principal on Stated Maturity Date
Subject to our early redemption right, for each $1,000 face amount of your notes, we will pay you on the stated maturity date, in addition to interest due and payable, if any, an amount in cash equal to $1,000.
Stated Maturity Date
The stated maturity date is expected to be September 28, 2033, unless that day is not a business day, in which case the stated maturity date will instead occur on the next following business day.
Interest Payments
For the first four interest payment dates, the interest rate on the notes will be 6% per annum. Thereafter, the interest rate with respect to any interest payment date will be determined on the immediately preceding interest determination date, based on the closing level of the index and the CMS spread on each reference date during the interest period immediately preceding such interest payment date. The interest rate will be equal to: the product of (i) 6% times (ii) the quotient of (a) the number of reference dates during the applicable interest period when the closing level of the index is greater than or equal to the index barrier level and the CMS spread is greater than or equal to 0% divided by (b) the number of reference dates in such interest period.
The initial index level will be set on the trade date. The index barrier level is 70% of the initial index level.
On any reference date, the CMS spread will equal the 30-year CMS rate minus the 2-year CMS rate.

If the closing level of the index is less than the index barrier level or the CMS spread is less than 0% for any reference date during the applicable interest period, the interest rate for the applicable interest payment date will be reduced.
If the calculation agent determines that the closing level of the index is not available for any reference date because of the occurrence of a market disruption event, a non-trading day or any other reason (other than as described under “— Discontinuance or Modification of the Index” below), then the closing level of the index for such reference date, and for each consecutive reference date thereafter for which the closing level of the index is not available, will be the closing level of the index on the next reference date for which the closing level of the index is available. For example, if the closing level of the index is not available on a Monday through Wednesday and the closing level of the index is available on Thursday, then the closing level of the index for Thursday will also be used for each of Monday, Tuesday and Wednesday. However, if the closing level of the index is not available for more than four consecutive reference dates, then on such fifth consecutive reference date and for each consecutive reference date thereafter for which the closing level of the index is not available, the calculation agent will determine the closing level of the index for each such reference date based on its assessment, made in its sole discretion, of the level of the index at the applicable time on such reference date.
If the calculation agent determines that a reference date is not a U.S. Government securities business day, then the CMS spread for such reference date, and for each consecutive reference date thereafter that is not a U.S. Government securities business day, will be the CMS spread on the next reference date that is a U.S. Government securities business day. For example, if Monday through Wednesday are not U.S. Government securities business days but Thursday is a U.S. Government securities business day, then the CMS spread for Thursday will also be used for each of Monday, Tuesday and Wednesday. However, if more than four consecutive reference dates are not U.S. Government securities business days, then on such fifth consecutive reference date and for each consecutive reference date thereafter which is not a U.S. Government securities business day, the calculation agent will determine the CMS spread for each such reference date based on its assessment, made in its sole discretion, of the CMS rates at the applicable time on such reference date.
Notwithstanding the previous two paragraphs, if the calculation agent determines that the closing level of the index is not available on the last reference date in any applicable interest period, then the calculation agent will determine the closing level of the index for such reference date based on its assessment, made in its sole discretion, of the level of the index at the applicable time on such reference date. Similarly, if the calculation agent determines that the CMS spread is not available on the last reference date in any applicable interest period, the calculation agent will determine the CMS spread for such reference date based on its assessment, made in its sole discretion, of the CMS rates at the applicable time on such reference date.
The calculation agent will calculate the amount of interest that has accrued on your notes with respect to each interest payment date in the following manner. The calculation agent will calculate the interest rate with respect to such interest payment date as described above and multiply the result by the accrued interest factor and the face amount.
An interest period means the period from and including an interest determination date to but excluding the next succeeding interest determination date, with the exception of the interest period related to the 5th interest payment date, which shall begin on the second scheduled trading day prior to the 4th interest payment date. Interest periods are not relevant in determining the interest to be paid on the first four interest payment dates.
The accrued interest factor is calculated as discussed under “—Accrued Interest Factor” below.
Interest, if any, will be paid on your notes on the 28th day of each March, June, September and December, beginning in December 2018 and ending on the stated maturity date. If an interest payment date would otherwise be a day that is not a business day, the payment due on that interest payment date will be postponed to the next day that is a business day. However, the interest due with respect to such interest payment date shall not accrue from and including such interest payment date to and including the date of payment of such interest as so postponed. If the stated maturity date does not occur on the originally scheduled day, the interest payment date scheduled to occur on that originally scheduled day will instead occur on the postponed stated maturity date. However, interest on your notes will accrue only up to, but excluding, the originally scheduled stated maturity date.
CMS Spread
For any reference date, the CMS spread is the 30-year CMS rate minus the 2-year CMS rate.
Reference Date
For each interest period, a reference date is each day that is both a scheduled trading day and a scheduled U.S. Government securities business day.
Interest Determination Dates
With respect to the 5th interest payment date and each interest payment date thereafter, each interest determination date will be the second scheduled trading day prior to the applicable interest payment date, and the interest determination date will begin the interest period for which payment will be made on the interest payment date occurring approximately three months thereafter. For example, the quarterly interest period applicable to the 6th interest payment date shall begin on the interest determination date that is the second scheduled trading day immediately preceding the 5th interest payment date and the interest rate to be paid on the 6th interest payment date shall be determined on the interest determination date that is the second scheduled trading day prior to the 6th interest payment date.
Accrued Interest Factor
The accrued interest factor is calculated in accordance with the 30/360 (ISDA) day count convention with respect to each period from and including each interest payment date (or the original issue date, in the case of the first interest payment) to but excluding the next succeeding interest payment date (each such period, an “interest accrual period”). 30/360 (ISDA) means the factor will be equal to the number of days in the interest accrual period in respect of which payment is being made divided by 360, calculated on a formula basis as follows, as described in Section 4.16(f) of the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, without regard to any subsequent amendments or supplements:
[360 × (Y2 – Y1)] + [30 × (M2 – M1)] + (D2 –D1)
360
where:
“Y1” is the year, expressed as a number, in which the first day of the interest accrual period falls;
“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the interest accrual period falls;
“M1” is the calendar month, expressed as a number, in which the first day of the interest accrual period falls;
“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the interest accrual period falls;
“D1” is the first calendar day, expressed as a number, of the interest accrual period, unless such number would be 31, in which case D1 will be 30; and
“D2” is the calendar day, expressed as a number, immediately following the last day included in the interest accrual period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.
CMS Rate
In this prospectus supplement, when we refer to the 30-year CMS rate or the 2-year CMS rate on an reference date, we mean the rate appearing on the Reuters screen ICESWAP1 page for 30-year or 2-year index maturity, as the case may be, as of approximately 11:00 A.M., New York City time, on such reference date.

If the calculation agent determines on a reference date that a CMS rate has been discontinued, then the calculation agent will use a substitute or successor rate that it has determined in its sole discretion is most comparable to the applicable CMS rate, provided that if the calculation agent determines there is an industry-accepted successor rate, then the calculation agent shall use such successor rate. If the calculation agent has determined a substitute or successor rate in accordance with the foregoing, the calculation agent in its sole discretion may determine the business day convention, the applicable business days, the reference dates and the interest determination dates to be used, and any other relevant methodology for calculating such substitute or successor rate, including any adjustment factor needed to make such substitute or successor rate comparable to the applicable CMS rate, in a manner that is consistent with industry-accepted practices for such substitute or successor rate.
Unless the calculation agent uses a substitute or successor rate as so provided, if the CMS rate cannot be determined in the manner described above, then:
•
The applicable CMS rate for the relevant reference date will be determined on the basis of the mid-market semi-annual swap rate quotations provided by five leading swap dealers in the New York City interbank market at approximately 11:00 A.M., New York City time, on that reference date. For this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 (ISDA) day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a term equal to 30 years or 2 years, as the case may be, commencing on the relevant reference date, with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an Actual/360 (ISDA) day count basis, is equivalent to the index rate that is then used in the calculation of the CMS rate with a designated maturity of three months. The calculation agent will select the five swap dealers in its sole discretion and will request the principal New York City office of each of those dealers to provide a quotation of its rate.

•
If at least three quotations are provided, the CMS rate for that reference date will be the arithmetic mean of the quotations described above, eliminating the highest and lowest quotations or, in the event of equality, one of the highest and one of the lowest quotations.

•	If fewer than three quotations are provided, the calculation agent will determine the CMS rate for that reference date in its sole discretion.
“Reuters screen” means the display on the Thomson Reuters Eikon service, or any successor or replacement service, on the page specified in this document, or any successor or replacement page on that service.
Discontinuance or Modification of the Index
If the index sponsor discontinues publication of the index and the index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the index, and approves as a successor index, or if the calculation agent designates a substitute index, then the calculation agent will determine the interest payment amount on the relevant interest payment date by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.
If the calculation agent determines on a reference date that the publication of the index is discontinued and there is no successor index, the calculation agent will determine the applicable closing level of the index used to determine the interest payment on the related interest payment date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index.
If the calculation agent determines that the index, the index stocks or the method of calculating the index is changed at any time in any respect — including any split or reverse split, any addition, deletion or substitution and any reweighting or rebalancing of the index or of the index stocks and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index stocks or their issuers or is due to any other reason — and is not otherwise reflected in the level of the index by the index sponsor pursuant to the then-current index methodology of the index, then the calculation agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as it believes are appropriate to ensure that the levels of the index used to determine the interest payment amount on the related interest payment date is equitable.
All determinations and adjustments to be made by the calculation agent with respect to the index may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.
Default Amount on Acceleration
If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.
For the purpose of determining whether the holders of our Series E medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of your notes as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series E medium-term notes, holders of specified percentages in principal amount of all Series E medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series E medium-term notes, including your notes, except with respect to certain Series E medium-term notes if the terms of such notes specify that the holders of specified percentages in principal amount of all of such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series E medium-term notes, accelerating the maturity of the Series E medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority in principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.
Manner of Payment
Any payment on your notes at maturity or upon redemption will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We may pay interest on any interest payment date by check mailed to the person who is the holder on the regular record date. We also may make any payment in accordance with the applicable procedures of the depositary.
Modified Business Day
As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series E medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent
The calculation agent in its sole discretion will make all determinations regarding the index, the CMS spread, the 30-year CMS rate, the 2-year CMS rate, the regular record dates, the reference dates, the interest rate on each interest payment date, the interest payable on each interest payment date, business days, U.S. Government securities business days, trading days, interest determination dates, whether a market disruption event occurs, postponement of any interest payment date or the stated maturity date and the amount of cash payable on your notes at maturity or redemption, as applicable. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.
Please note that GS&Co., our affiliate, is currently serving as the calculation agent as of the date of this prospectus supplement. We may change the calculation agent for your notes at any time after the date of this prospectus supplement without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to us.
Our Early Redemption Right
We may redeem your notes, at our option, in whole but not in part, on the interest payment date that is expected to fall on September 28, 2019 and on each interest payment date occurring thereafter, for an amount equal to 100% of the face amount plus any accrued and unpaid interest to, but excluding, the redemption date.
If we choose to exercise our early redemption right described in this prospectus supplement, we will notify the holder of your notes and the trustee by giving two business days’ prior notice. The day we give the notice, which will be a business day, will be the redemption notice date and the immediately following interest payment date, which we will state in the redemption notice, will be the redemption date. We will not give a redemption notice that results in a redemption date later than the stated maturity date.
If we give the holder a redemption notice, we will redeem the entire outstanding face amount of your notes as follows. On the redemption date, we will pay to the holder of record on the regular record date, the redemption price in cash, together with any accrued and unpaid interest to, but excluding, the redemption date, in the manner described under “Manner of Payment” above.
Special Calculation Provisions
Business Day
When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Business Days” on page 16 in the accompanying prospectus. A day is a scheduled business day if, as of the trade date, such day is scheduled to be a New York business day.
U.S. Government Securities Business Day
When we refer to a U.S. Government securities business day with respect to your notes, we mean any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income department of its members be closed for the entire day for purposes of trading in U.S. Government securities. A day is a scheduled U.S. Government securities business day if, as of the trade date, such day is not a Saturday or Sunday and the Securities Industry and Financial Markets Association is not expected to recommend that the fixed income department of its members be closed for the entire day for purposes of trading in U.S. Government securities.
Trading Day
When we refer to a trading day with respect to your notes, we mean a day on which the respective principal securities markets for all of the index stocks are open for trading, the index sponsor is open for business and the index is calculated and published by the index sponsor. A day is a scheduled trading day with respect to the index if, as of the trade date, the index sponsor is scheduled to be open for business, the index is expected to be calculated and published and the respective principal securities markets for all of its index stocks are scheduled to be open for trading on such day.

Closing Level
The closing level of the index on any trading day will be the closing level of the index or any successor index reported by Bloomberg Financial Services, or any successor reporting service we may select, on such trading day for such index. Currently, whereas the index sponsor publishes the official closing level of the index to six decimal places, Bloomberg Financial Services reports the closing level of the index to fewer decimal places.  As a result, the closing level of the index reported by Bloomberg Financial Services generally may be lower or higher than the official closing level of the index published by the index sponsor.
Default Amount
The default amount for your notes on any day (except as provided in the last sentence under “—Default Quotation Period” below) will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:
•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.
During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.
Default Quotation Period
The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:
•	no quotation of the kind referred to above is obtained during such period, or
•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.
If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.
In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final interest determination date, then the default amount will equal the principal amount of your notes.
Qualified Financial Institutions
For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:
•	A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event
With respect to any given trading day, any of the following will be a market disruption event:
•
a suspension, absence or material limitation of trading in index stocks constituting 20% or more, by weight, of the index on their respective primary markets, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•
a suspension, absence or material limitation of trading in option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index in the respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•
index stocks constituting 20% or more, by weight, of the index, or option or futures contracts, if available, relating to the index or to index stocks constituting 20% or more, by weight, of the index are not trading on what were the respective primary markets for those index stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of GS Finance Corp. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by GS Finance Corp. and/or any of its affiliates, see “Use of Proceeds” and “Hedging” below.
The following events will not be market disruption events:
•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
•	a decision to permanently discontinue trading in option or futures contracts relating to the index or to any index stock.
For this purpose, an “absence of trading” in the primary securities market on which an index stock, or on which option or futures contracts relating to the index or an index stock are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an index stock or in option or futures contracts, if available, relating to the index or an index stock in the primary market for that stock or those contracts, by reason of:
•	a price change exceeding limits set by that market,
•	an imbalance of orders relating to that index stock or those contracts, or
•	a disparity in bid and ask quotes relating to that index stock or those contracts, will constitute a suspension or material limitation of trading in that stock or those contracts in that market.
As is the case throughout this prospectus supplement, references to the index in this description of market disruption events includes the index and any successor index as it may be modified, replaced or adjusted from time to time.

USE OF PROCEEDS
We intend to lend the net proceeds from the sale of the offered notes to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. expects to use the proceeds from such loans for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.
HEDGING
In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of listed or over-the-counter options, futures and other instruments linked to the index and/or the CMS rates on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates may enter into additional hedging transactions and unwind those we have entered into, in connection with the offered notes and perhaps in connection with other index-linked notes we issue, some of which may have returns linked to the index, the index stocks or the CMS rates. Consequently, with regard to your notes, from time to time, we and/or our affiliates:
•	expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the index, some or all of the index stocks or the CMS rates,
•	may take or dispose of positions in the securities of the index stock issuers themselves,
•
may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market,

•
may take short positions in the index stocks or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser, and/or

•	may take or dispose of positions in interest rate swaps, options swaps and treasury bonds.
We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.
In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the index, the index stocks or the CMS rates. We expect these steps to involve sales of instruments linked to the index and/or the CMS rates on or shortly before the final interest determination date. These steps may also involve sales and/or purchases of some or all of the index stocks, or listed or over-the-counter options, futures or other instruments linked to the index, some or all of the index stocks or indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market or the CMS rates.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

THE INDEX
The Russell 2000® Index is sponsored by FTSE Russell (“Russell”) and measures the composite price performance of stocks of 2,000 companies in the U.S. equity market. It is generally considered to be a “small-cap” index.  Additional information about the Russell 2000® Index is available on the following website: ftse.com/analytics/factsheets/Home/Search#. We are not incorporating by reference the website or any material it includes in this prospectus supplement.
As of August 27, 2018, the 2,000 companies included in the Russell 2000® Index were divided into nine Russell Global Sectors. The Russell Global Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses):Consumer Discretionary (14.97%), Consumer Staples (2.45%), Financial Services (25.00%), Health Care (15.57%), Materials & Processing (6.93%), Other Energy (4.61%), Producer Durables (13.58%), Technology (12.93%) and Utilities (3.96%). (Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)
The Russell 2000® Index includes approximately 2,000 of the smallest securities that form the Russell 3000® Index. The Russell 3000® Index is comprised of the 3,000 largest U.S. companies, or 98% based on market capitalization, of the investable U.S. equity market. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.
Selection of Constituent Stocks of the Russell 2000® Index
The Russell 2000® Index is a sub-index of the Russell 3000® Index. To be eligible for inclusion in the Russell 3000® Index, and, consequently, the Russell 2000® Index, a company’s stocks must be listed on the rank day in May of a given year (the timetable is announced each spring) and Russell must have access to documentation verifying the company’s eligibility for inclusion. Eligible initial public offerings (“IPOs”) are added to Russell U.S. Indices quarterly, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, IPOs must meet additional eligibility criteria.
A company is included in the U.S. equity markets and is eligible for inclusion in the Russell 3000® Index, and consequently, the Russell 2000® Index, if that company incorporates in the U.S., has its headquarters in the U.S. and also trades with the highest liquidity in the U.S.  If a company does not satisfy all of the above criteria, it can still be included in the U.S. equity market if any one of the following home country indicators is in the United States: (i) country of incorporation, (ii) country of headquarters and (iii) country in which the company trades with the highest liquidity (as defined by a two-year average daily dollar trading volume from all exchanges within the country), and the primary location of that company’s assets or its revenue, based on an average of two years of assets or revenues data, is also in the United States. In addition, if there is insufficient information to assign a company to the U.S. equity markets based on its assets or revenue, the company may nonetheless be assigned to the U.S. equity markets if the headquarters of the company is located in the United States or if the headquarters of the company is located in certain “benefit-driven incorporation countries”, or “BDIs”, and that company’s most liquid stock exchange is in the United States. The BDI countries are Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curaçao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten and Turks and Caicos Islands. A U.S.-listed company is not eligible for inclusion within the U.S. equity market if it has been classified by Russell as a China N share on the rank date of the index reconstitution. A company will be considered a China N share if the following criteria are satisfied: (i) the company is incorporated outside of the People’s Republic of China, (ii) the company is listed on the NYSE, the NASDAQ or the NYSE MKT, (iii) over 55% of the revenue or assets of the company are derived from the People’s Republic of China, and (iv) the company is controlled by a mainland Chinese entity, company or individual (if the shareholder background cannot be determined with publicly available information, Russell will consider whether the establishment and origin of the company are in mainland China and whether the company is headquartered in mainland China). ADRs and ADSs are not eligible for inclusion in the Russell 2000® Index.
In addition, all securities eligible for inclusion in the Russell 3000® Index, and consequently, the Russell 2000® Index, must trade on an eligible exchange (BATS, IEX, NYSE, NYSE MKT, NYSE Arca and NASDAQ).
Exclusions from the Russell 2000® Index
Russell specifically excludes the following companies and securities from the Russell 2000® Index: (i) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, installment receipts and trust receipts; (ii) royalty trusts, U.S. limited liability companies, closed-end investment companies, companies that are required to report Acquired Fund Fees and  Expenses (as defined by the SEC), including business development companies, blank check companies, special-purpose acquisition companies and limited partnerships; (iii) companies with a total market capitalization less than $30 million; (iv) companies with only a small portion of their shares available in the marketplace (companies with 5% or less float); (v) bulletin board, pink sheets or over-the-counter traded securities, including securities for which prices are displayed on the FINRA ADF; (vi) real estate investment trusts and publicly traded partnerships that generate, or have historically generated, unrelated business taxable income and have not taken steps to block their unrelated business taxable income to equity holders; and (vii) companies with 5% or less of the company’s voting rights in the hands of unrestricted shareholders (existing constituents that do not currently have more than 5% of the company’s voting rights in the hands of unrestricted shareholders have until the September 2022 review to meet this requirement).
Initial List of Eligible Securities
The primary criterion Russell uses to determine the initial list of securities eligible for the Russell 3000® Index and, consequently, the Russell 2000® Index, is total market capitalization, which is calculated by multiplying the total outstanding shares for a company by the market price as of the rank day for those securities being considered at annual reconstitution.  IPOs may be added between constitutions as noted below.  All common stock share classes are combined in determining a company’s total shares outstanding. If multiple share classes have been combined, the number of total shares outstanding will be multiplied by the primary exchange close price and used to determine the company’s total market capitalization. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must have a closing price at or above $1.00 on their primary exchange or an eligible secondary exchange on the last trading day of May of each year to be eligible for inclusion in the Russell 2000® Index. In order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the rank day in May, it will be considered eligible if the average of the daily closing prices from their primary exchange during the 30 days prior to the rank day is equal to or greater than $1.00. If an existing member does not trade on the rank day, it must price at $1.00 or above on another eligible U.S. exchange to remain eligible.
Multiple Share Classes
If an eligible company trades under multiple share classes or if a company distributes shares of an additional share class to its existing shareholders through a mandatory corporate action, each share class will be reviewed independently for inclusion. Share classes in addition to the primary vehicle (the pricing vehicle) that have a total market capitalization larger than the smallest company in the Russell 3000ETM Index, an average daily dollar trading value that exceeds that of the global median, and a float greater than 5% of shares available in the market place are eligible for inclusion.
The pricing vehicle will generally be designated as the share class with the highest two-year trading volume as of the rank day. In the absence of two years’ worth of data, all available data will be used for this calculation.  If the difference between trading volumes for each share class is less than 20%, the share class with the most available shares outstanding will be used as the pricing vehicle.  At least 100 day trading volume is necessary to consider the class as a pricing vehicle for existing members.  New members will be analyzed on all available data, even if that data is for less than 100 days.

Annual Reconstitution
The Russell 2000® Index is reconstituted annually by Russell to reflect changes in the marketplace. The list of companies is ranked based on total market capitalization on the last trading day in May, with the actual reconstitution occurring on the final Friday of June each year, unless the final Friday in June is the 29th or 30th, in which case reconstitution will occur on the preceding Friday. A full calendar for reconstitution is made available each spring.
A company’s total shares are multiplied by the primary exchange close price of the pricing vehicle and used to determine the company’s total market capitalization for the purpose of ranking of companies and determination of index membership. If no volume exists on the primary exchange on the rank day, the last trade price from an eligible secondary exchange will be used where volume exists (using the lowest trade price above $1.00 if multiple secondary markets exist). The company’s rank will be determined based on the cumulative market capitalization. As of the June 2016 reconstitution, any share class not qualifying for eligibility independently will not be aggregated with the pricing vehicle within the available shares calculation.
For mergers and spin-offs that are effective between the rank day and the Friday prior to annual reconstitution in June, the market capitalizations of the impacted securities are recalculated and membership is reevaluated as of the effective date of the corporate action.  For corporate events that occur during the final week of reconstitution (during which reconstitution is finalized Friday after U.S. market close), market capitalizations and memberships will not be reevaluated. Non index members that have been considered ineligible as of rank day will not be reevaluated in the event of a subsequent corporate action that occurs between rank day and the reconstitution effective date.
Index Calculation and Capitalization Adjustments
As a capitalization-weighted index, the Russell 2000® Index reflects changes in the capitalization, or market value, of the index stocks relative to the capitalization on a base date. This discussion describes the “price return” calculation of the Russell 2000® Index. The current Russell 2000® Index value is the compounded result of the cumulative daily (or monthly) return percentages, where the starting value of the Russell 2000® Index is equal to the base value (100) and base date (December 31, 1978). Returns between any two dates can then be derived by dividing the ending period index value (IV1) by the beginning period (IV0) index value, so that the return equals [(IV1 / IV0) –1]*100.
Constituent stocks of the Russell 2000® Index are weighted in the Russell 2000® Index by their free-float market capitalization, which is calculated by multiplying the primary closing price by the number of free-float shares. Free-float shares are shares that are available to the public for purchase as determined by Russell. Adjustments to shares are reviewed quarterly (including at reconstitution) and for major corporate actions such as mergers.
The following are excluded from free float: shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments); shares held by sovereign wealth funds where each holding is 10% or greater of the total number of shares in issue; shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated; shares held within employee share plans; shares held by public companies or by non-listed subsidiaries of public companies; shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater of the total number of shares in issue; all shares where the holder is subject to a lock-in clause (for the duration of that clause, after which free float changes resulting from the expiration of a lock-in clause will be implemented at the next quarterly review subsequent to there being a minimum of 20 business days between the expiration date of such lock-in clause and the Tuesday before the first Friday of the review month; if the previously locked-in shares are sold by way of a corporate event (such as a secondary offering), any change to the free float will be applied T+2 following completion and therefore will not be subject to the minimum 20 business day rule); shares held by an investor, investment company or an investment fund that is actively participating in the management of a company or is holding shares for publicly announced strategic reasons, or has successfully placed a current member to the board of directors of a company; and shares that are subject to ongoing contractual agreements (such as swaps) where they would ordinarily be treated as restricted. In addition, while portfolio holdings such as pension funds, insurance funds or investment companies will generally not be considered as restricted from free float, where a single portfolio holding is 30% or greater it will be regarded as strategic and therefore restricted (and will remain restricted until the holding falls below 30%).
Corporate Actions Affecting the Russell 2000® Index
Russell adjusts the Russell 2000® Index on a daily basis in response to certain corporate actions and events. Therefore, a company’s membership in the Russell 2000® Index and its weight in the Russell 2000® Index can be impacted by these corporate actions. The adjustment is applied based on sources of public information, including press releases and Securities and Exchange Commission filings. Prior to the completion of a corporate action or event, Russell estimates the effective date. Russell will then adjust the anticipated effective date based on public information until the date is considered final. Depending on the time on a given day that an action is determined to be final, Russell will generally either (1) apply the action before the open on the ex-date or (2) apply the action after providing appropriate notice. If Russell has confirmed the completion of a corporate action, scheduled to become effective subsequent to a rebalance, the event may be implemented in conjunction with the rebalance to limit turnover, provided appropriate notice can be given. Russell applies the following methodology guidelines when adjusting the Russell 2000® Index in response to corporate actions and events:
“No Replacement” Rule — Securities that are deleted from the Russell 2000® Index between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell 2000® Index over the past year will fluctuate according to corporate activity.
Mergers and Acquisitions
Adjustments due to mergers and acquisitions are applied to the Russell 2000® Index after the action is determined to be final. In the event that a constituent is being acquired for cash or is delisted subsequent to an index review, such constituent will be removed from the Russell 2000® Index in conjunction with the index review, assuming that the action is determined to be final and a minimum of two days’ notice can be provided.
Between constituents:  When mergers and acquisitions take place between companies that are both constituents of a Russell index for cash, the target company is deleted and shares of the acquiring stock are increased according to the offer terms. When mergers and acquisitions take place between companies that are both constituents of a Russell index for stock, the target company is deleted from the Russell 2000® Index at the last traded price.
Between a constituent and a non-constituent:  If the target company is a member of the Russell 2000® Index, it is deleted from the Russell 2000® Index and the acquiring company will be included initially in the Russell 2000® Index provided it is eligible in all other respects at the time of the merger, regardless of previous eligibility screenings. If the acquiring company is deemed eligible it will be added to the Russell 2000® Index on the effective date and the opening price will be calculated using the offer terms.
Given sufficient market hours after the confirmation of a merger or acquisition, Russell effects the action after the close on the last day of trading of the target company, or at an appropriate time once the transaction has been deemed to be final.
Rights Offerings — Rights offered to shareholders are reflected in the Russell 2000® Index only if the subscription price of the rights is at a discount to the market price of the stock. Provided that Russell has been alerted to the rights offer prior to the ex-date, it will adjust the price of the stock for the value of the rights and increased shares according to the terms of the offering before the open on the ex-date.

Spin-offs— Spun-off companies are added to the parent company’s index if the parent company’s market value is reduced simultaneously per the spin-off valuation. Spun-off companies are added to the Russell 2000® Index at the same time as they are spun-off from their parent company on the ex-date of the distribution.
Initial Public Offerings — Eligible IPOs are added to the Russell 2000® Index based on total market capitalization ranking within the market-adjusted capitalization breaks established at the most recent annual reconstitution.
An IPO of additional share classes will be considered for eligibility and must meet the same eligibility criteria for all other multiple share classes.  If at the time of the IPO the additional share class does not meet the eligibility criteria for separate index membership, it will not be added to the Russell 2000® Index and will subsequently be reviewed for index membership during the next annual reconstitution.
Once IPO additions have been announced, an IPO may be added to the Russell 2000® Index prior to the previously announced schedule, if a corporate action has deemed this to be appropriate and notice can be provided (e.g. an index member automatically receives shares via a stock distribution into a projected IPO add).
Tender Offers — A company acquired as a result of a tender offer is removed when (i) (a) offer acceptances reach 90%; (b) shareholders have validly tendered and the shares have been irrevocably accepted for payment; and (c) all pertinent offer conditions have been reasonably met and the acquirer has not explicitly stated that it does not intend to acquire the remaining shares; (ii) where offer acceptances are below 90%, there is reason to believe that the remaining free float is under 5% based on information available at the time; or (iii) following completion of the offer the acquirer has stated intent to finalize the acquisition via a short-form merger, squeeze-out, top-up option or any other compulsory mechanism.
Where the conditions for index deletion are not met, Russell may implement a free float change based on the reported acceptance results at the expiration of the initial, subsequent or final offer period where (i) the minimum acceptance level as stipulated by the acquiror is met; (ii) shareholders have validly tendered and the shares have been irrevocably accepted for payment; (iii) all pertinent offer conditions have been reasonably met and (iv) the change to the current float factor is greater than 3%.  A minimum two day notice period of the change is generally provided. If the offer includes a stock consideration, the acquiring company’s shares will be increased proportionate to the free float change of the target company.  If the target company’s free float change is greater than 3%, the associated change to the acquiring company’s shares will be implemented regardless of size. Additionally, if the change to the target company is less than 3%, then no change will be implemented to the target or the acquiring company at the time of the event, regardless of any change to the acquiring company’s shares. The target company will then be deleted as a second-step, if the conditions for deletion are achieved at the expiration of a subsequent offer period.
Delisted and Suspended Stocks — A stock will be deleted as a constituent if it is delisted from all eligible exchanges, becomes bankrupt, files for bankruptcy protection, is insolvent or is liquidated, or where evidence of a change in circumstances makes it ineligible for index inclusion. If, however, a stock is suspended, Russell will determine its treatment as follows:
•
if a constituent is declared bankrupt without any indication of compensation to shareholders, the last traded price will be adjusted to zero value and the constituent will be removed from the Russell 2000® Index with T+2 notice;

•	in all other cases, a constituent will continue to be included in the Russell 2000® Index for a period of up to 20 business days at its last traded price;
•
if a constituent continues to be suspended at the end of the 20 business day period, it will be subject to review and a decision will be taken to either allow the constituent to remain in the Russell 2000® Index for a further period of up to 20 business days or to remove it at zero value.  In making this determination, Russell will take into account the stated reasons for the suspension. These reasons may include announcements made by the company regarding a pending acquisition or restructuring, and any stated intentions regarding a date for the resumption of trading. This procedure will be repeated at successive 20 business day intervals thereafter until either trading recommences or the suspension period reaches 80 business days;

•	if the suspension period reaches 80 business days, Russell will provide notice that the constituent will be removed at zero value following the expiry of at least 40 business days;
•
in certain limited circumstances where the index weight of the constituent is significant and Russell determines that a market-related value can be established for the suspended constituent, for example because similar company securities continue to trade, deletion may take place at the market-related value instead. In such circumstances, Russell will set out its rationale for the proposed treatment of the constituent at the end of the 80 business day period;

•
if, following the end of the 80 business day period, a suspended constituent resumes trading before the Wednesday before the first Friday of March, June, September or December, the deletion notice will be rescinded and the constituent will be retained in the Russell 2000® Index. If the constituent resumes trading after these dates but before the review effective date, the constituent will continue to be removed from the Russell 2000® Index as previously announced but in these circumstances the deletion may instead be implemented at market value; and

•
if a constituent has been removed from the Russell 2000® Index and trading is subsequently restored, the constituent will only be re-considered for inclusion after a period of 12 months from its deletion. For the purposes of index eligibility it will be treated as a new issue.

Bankruptcy and Voluntary Liquidations — Companies that file for a Chapter 7 liquidation bankruptcy or have filed a liquidation plan will be removed from the Russell 2000® Index at the time of the bankruptcy filing (except when shareholder approval is required to finalize the liquidation plan, in which case the company will be removed once shareholder approval has been granted); whereas companies filing for a Chapter 11 reorganization bankruptcy will remain a member of the Russell 2000® Index, unless the company is delisted from the primary exchange, in which case normal delisting rules apply. If a company files for bankruptcy, is delisted and it can be confirmed that it will not trade on any market, including OTC, Russell may remove the stock at a nominal price of $0.0001.
Stock Distributions and distributions in specie— A price adjustment for stock distributions is applied on the ex-date of the distribution. Where Russell is able to value a distribution in specie prior to the ex-date, a price adjustment is made to the company paying the dividend at the open on the ex-date.  If no valuation of the distribution exists prior to the ex-date, no price adjustment is applied.  Where the company whose holders are receiving the distribution is an index member, its shares will be increased according to the terms of the distribution.  If such company is not an index member, the distributed shares will be added to the Russell 2000® Index until they have been settled and have listed, at which point they will be removed at the last traded price giving appropriate notice.
Special Cash Dividends — If a constituent pays out a special cash dividend, the price of the stock is adjusted to deduct the dividend amount before the open on the ex-date. No adjustment for regular cash dividends is made in the price return calculation of the Russell 2000® Index.
Updates to Shares Outstanding and Free Float — Russell reviews the Russell 2000® Index quarterly for updates to shares outstanding and to free floats used in calculating the Russell 2000® Index. The changes are implemented quarterly in March, June, September and December after the close on the third Friday of such month. The June reconstitution will be implemented on the last Friday of June (unless the last Friday occurs on the 29th or 30th of the month, in which case reconstitution will occur on the Friday prior).

In March, September and December shares outstanding and free floats are updated to reflect (i) changes greater than 1% for cumulative shares in issue changes and (ii) changes greater than 3% for cumulative free float changes. In addition, a constituent with a free float of 15% or below will not be subject to the 3% change threshold and will instead be updated if the change is greater than 1%. Updates to shares outstanding and free floats will be implemented each June regardless of size (i.e., the percentage change thresholds above will not be applied). Russell implements the June updates using data sourced primarily from the companies’ publicly available information filed with the Securities and Exchange Commission.
Outside of the quarterly update cycle, outstanding shares and free float will be updated with at least two days’ notice if prompted by primary or secondary offerings if (i) there is a USD $1 billion investable market capitalization change related to a primary/secondary offering or (ii) there is a resultant 5% change in index shares related to a primary or secondary offering and a USD $250 million investable market capitalization change. These changes are implemented after the close on the day that the subscription period closes, assuming two days’ notice can be provided. If two days’ notice cannot be provided prior to the end of the subscription period, the change will still proceed with two days’ notice and will be implemented at the earliest opportunity. If discovery of the event occurs more than two days after the close of the subscription period, the changes are deferred until the quarterly review cycle.
If a company distributes shares of an additional share class to its existing shareholders through a mandatory corporate action, the additional share class will be evaluated for separate index membership. The new share class will be deemed eligible if the market capitalization of the distributed shares meets the minimum size requirement (the market capitalization of the smallest member of the Russell 3000E Index from the previous rebalance as adjusted for performance to date). If the additional share class is not eligible at the time of distribution, it will not be added to the Russell 2000® Index.
License Agreement between Frank Russell Company (doing business as Russell Investment Group) and GS Finance Corp.
Frank Russell Company doing business as Russell Investment Group (“Russell”) and Goldman Sachs International have entered into a non-exclusive license agreement, granting GS Finance Corp., in exchange for a fee, permission to use the Russell 2000® Index in connection with the offer and sale of the notes. GS Finance Corp. is not affiliated with Russell; the only relationship between Russell and GS Finance Corp. is the licensing of the use of the Russell 2000® Index (a trademark of Russell) and trademarks relating to the Russell 2000® Index.
GS Finance Corp. does not accept any responsibility for the calculation, maintenance or publication of the Russell 2000® Index or any successor index.
The notes are not sponsored, endorsed, sold or promoted by Russell. Russell makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same. Russell’s publication of the Russell 2000® Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based. Russell’s only relationship to GS Finance Corp. is the licensing of certain trademarks and trade names of Russell and of the Russell 2000® Index which is determined, composed and calculated by Russell without regard to GS Finance Corp. or the notes. Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the notes.
RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO

LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GS FINANCE CORP., INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
Historical Closing Levels of the Index
The closing level of the index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the index during the period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the life of your notes.
You should not take the historical closing levels of the index as an indication of the future performance of the index. We cannot give you any assurance that the future performance of the index or the index stocks will result in your receiving any interest payment on any interest payment date after the first four interest payment dates.
Neither we nor any of our affiliates make any representation to you as to the performance of the index. Before investing in the offered notes, you should consult publicly available information to determine the relevant index levels between the date of this prospectus supplement and the date of your purchase of the offered notes. The actual performance of the index over the life of the offered notes may bear little relation to the historical levels shown below.
The graph below shows the daily historical closing levels of the index from September 7, 2008 through September 7, 2018. We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification. Although the official closing levels of the index are published to six decimal places by the index sponsor, Bloomberg Financial Services reports the levels of the index to fewer decimal places.

Historical Performance of the Russell 2000® Index

HISTORICAL CMS SPREADS
The graph set forth below illustrates the historical CMS spreads from September 7, 2008 to September 7, 2018. We obtained the CMS spreads shown in the graph from Reuters, without independent verification.
The historical CMS spreads reflected in the graph set forth below are based on actual CMS rate movements during the time period. We cannot assure you, however, that this performance will be replicated in the future or that the historical CMS spreads will serve as a reliable indicator of future performance. The CMS spread has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the CMS spread during the period shown below is not an indication that the CMS spread is more or less likely to increase or decrease at any time. See “Additional Risk Factors Specific to Your Notes — The CMS Rates Are Based on Hypothetical Interest Rate Swaps Referencing 3-Month USD LIBOR; U.K. Regulators Will No Longer Persuade or Compel Banks to Submit Rates for Calculation of LIBOR After 2021; Interest Rate Benchmark May Be Discontinued”, “Risk Factors — Recent Regulatory Investigations Regarding Potential Manipulation of ISDAfix May Adversely Affect Your Securities”, “Risk Factors — Even if a CMS Rate is Not Discontinued, Such Rate May Not Be Published on a Reference Date and, If Such Rate is Not Published, it May Be Calculated Based on Dealer Quotations or by the Calculation Agent in its Sole Discretion” and “Risk Factors — Regulation and Reform of “Benchmarks”, Including LIBOR and Other Types of Benchmarks, May Cause such “Benchmarks” to Perform Differently Than in the Past, or to Disappear Entirely, or Have Other Consequences Which Cannot be Predicted” for more information relating to the 30-year CMS rate and the 2-year CMS rate.
You should not take the historical CMS spreads provided below as an indication of the future CMS spreads. We cannot give you any assurance that the future CMS spreads will result in your receiving interest payments after the first four interest payments greater than the interest payments you would have received if you invested in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate. Neither we nor any of our affiliates make any representation to you as to the CMS spread.

*As discussed herein, the 30-year CMS rate or 2-year CMS rate may not be published by the Intercontinental Exchange on a business day for various reasons. For example, the 30-year CMS rate and 2-year CMS rate were not published on February 11, 2016 or February 6, 2018.

The securities are not sponsored, endorsed, sold or promoted by ICE Benchmark Administration and ICE Benchmark Administration makes no representation regarding the advisability of investing in the securities.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES
The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.
The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin llp that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.
This section does not apply to you if you are a member of a class of holders subject to special rules, such as:
•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a regulated investment company;
•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•	a tax-exempt organization;
•	a partnership;
•	a person that owns the notes as a hedge or that is hedged against interest rate risks;
•	a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.
Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax, and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders
This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of notes and you are:
•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— United States Alien Holders” below.
Tax Treatment. The tax treatment of your notes is uncertain. The tax treatment of your notes will depend upon whether the notes are properly treated as variable rate debt instruments or contingent payment debt instruments. This in turn depends, in part, upon whether (a) either (i) the initial fixed interest rate and the floating interest rate have values on the issue date of the notes that do not differ by more than 0.25 percentage points, or (ii) the value of the floating interest rate is intended to approximate the initial fixed rate and (b) it is reasonably expected that the return on the notes during the first half of the notes’ term will be significantly greater or less than the return on the notes during the second half of the notes’ term.  Based on our numerical analysis, we expect to take the position that (a) both (i) the initial fixed interest rate and the floating interest rate will have values on the issue date of the notes that do not differ by more than 0.25 percentage points, and (ii) the value of the floating interest rate is intended to approximate the initial fixed rate, and (b) it is not reasonably expected that the return on the notes during the first half of the notes’ term will be significantly greater or less than the return on the notes during the second of the notes’ term. We accordingly currently expect to treat your notes as variable rate debt instruments for U.S. federal income tax purposes.
Based on market conditions on the trade date, we may take the position that (a) neither (i) the initial fixed interest rate and the floating interest rate have values on the issue date of the notes that differ by more than 0.25 percentage points, nor (ii) the value of the floating interest rate is intended to approximate the initial fixed rate or (b) it is reasonably expected that the return on the notes during the first half of the notes’ term will be significantly greater or less than the return on the notes during the second half of the notes’ term.  In this case, we would treat your notes as contingent payment debt instruments, as discussed below under “Alternative Treatments”. We will make a final determination as to the manner in which we intend to treat the notes on the trade date based on market conditions in effect at such time.  The final prospectus supplement will set forth the manner in which we intend to treat the notes for tax purposes.
Except as otherwise noted below under “Alternative Treatments”, the discussion below assumes that the notes will be treated as variable rate debt instruments for tax purposes.  Under this characterization, you should include the coupon payments on the notes in ordinary income at the time you receive or accrue such payments, depending on your regular method of accounting for tax purposes.
Our determination that it is not reasonably expected that the return on your notes during the first half of the notes’ term will be significantly greater or less than the return on your notes during the second half of the notes’ term is made solely for U.S. federal income tax purposes, and is not a prediction or guarantee as to whether the return on the notes during the first half of the notes’ term will or will not be significantly greater or less than the return on the notes during the second half of the notes’ term.
You will generally recognize gain or loss upon the sale, exchange, redemption or maturity of your notes in an amount equal to the difference, if any, between the amount of cash you receive at such time (other than amounts representing accrued and unpaid interest, which will be taxable as such) and your adjusted basis in your notes. See the discussion under “United States Taxation — Taxation of Debt Securities — United States Holders — Purchase, Sale and Retirement of the Debt Securities” in the accompanying prospectus for more information.
If you purchase the notes at a discount to the principal amount of the notes, you may be subject to the rules governing market discount as described under “United States Taxation — Taxation of Debt Securities — United States Holders — Market Discount” in the accompanying prospectus. If you purchase the notes at a premium to the principal amount of the notes, you will be subject to the rules governing premium as described under “United States Taxation — Taxation of Debt Securities — United States Holders — Debt Securities Purchased at a Premium” in the accompanying prospectus.
Alternative Treatments. If it is determined that (a) neither (i) the initial fixed interest rate and the floating interest rate have values on the issue date of the notes that differ by more than 0.25 percentage points, nor (ii) the value of the floating interest rate is intended to approximate the initial fixed rate or (b) it is reasonably expected that the return on the notes during the first half of the notes’ term will be significantly greater or less than the return on the notes during the second half of the notes’ term, the notes should be treated as a debt instrument subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If the notes are so treated, you would be required to accrue interest income over the term of your notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your notes. In addition, you would be required to construct a projected payment schedule for the notes and you would make a “positive adjustment” to the extent of any excess of an actual payment over the corresponding projected payment under the notes, and you would make a “negative adjustment” to the extent of the excess of any projected payment over the corresponding actual payment under the notes. You would recognize gain or loss upon the sale, exchange, redemption or maturity of your notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted tax basis in your notes. Any gain you recognize upon the sale, exchange, redemption or maturity of your notes would be treated as ordinary income and any loss recognized by you at such time would be treated as ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.
It is also possible that the Internal Revenue Service could determine that the notes should be subject to special rules for notes that provide for alternative payment schedules if one of such schedules is significantly more likely than not to occur.  If your notes are subject to those rules, you would generally be required to include the stated interest on your notes in income as it accrues even if you are otherwise subject to the cash basis method of accounting for tax purposes.  The rules for notes that provide alternative payment schedules if one of such schedules is significantly more likely than not to occur are discussed under “United States Taxation—United States Holders—Original Issue Discount—Debt Securities Subject to Contingencies Including Optional Redemption” in the accompanying prospectus.
You should consult your tax advisor as to the possible alternative treatments in respect of the notes.
United States Alien Holders
If you are a United States alien holder, please see the discussion under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a United States alien holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:
•	a nonresident alien individual;
•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.
Backup Withholding and Information Reporting
Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.
In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of coupon payments and amounts you receive upon the sale, exchange, redemption or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the index during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to any coupon payment or the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2019, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.
Foreign Account Tax Compliance Act (FATCA) Withholding
Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to FATCA withholding. However, according to published guidance, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange, redemption or other disposition of the notes made before January 1, 2019.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and neither The Goldman Sachs Group, Inc. nor any of its affiliates has provided investment advice in connection with such person’s acquisition, disposition or holding of the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan), and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION
GS Finance Corp. expects to agree to sell to GS&Co., and GS&Co. expects to agree to purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement, and to certain securities dealers at such price less a concession not in excess of       % of the face amount. The original issue price for notes purchased by certain fee-based advisory accounts will be           % of the face amount of the notes, which will reduce the underwriting discount specified on the cover of this prospectus supplement with respect to such notes to            %.
In the future, GS&Co. or other affiliates of GS Finance Corp. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $            .  For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.
We expect to deliver the notes against payment therefor in New York, New York on September 28, 2018. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.
We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.
Any notes which are the subject of the offering contemplated by this document, the accompanying prospectus and the accompanying prospectus supplement may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. For the purposes of this provision:
(a)	the expression “retail investor” means a person who is one (or more) of the following:
(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or
(ii)
a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”); and
the expression an “offer” includes the communication in any form and by any means of   sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), GS&Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement, the accompanying prospectus and the accompanying prospectus supplement to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such notes may be made to the public in that Relevant Member State:
a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;
b)
at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by the issuer for any such offer; or

c)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes referred to above shall require us or any dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive.
For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to GS Finance Corp. or The Goldman Sachs Group, Inc.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.
The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.
This prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).
Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.
The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this prospectus supplement nor any accompanying prospectus supplement, prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement and accompanying prospectus and prospectus supplement may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement and accompanying prospectus and prospectus supplement or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.
Conflicts of Interest
GS& Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Prospectus Supplement
Page

Summary Information	S-6
Hypothetical Examples	S-9
Additional Risk Factors Specific to Your Notes	S-11
Specific Terms of Your Notes	S-21
Use of Proceeds	S-30
Hedging	S-30
The Index	S-31
Supplemental Discussion of Federal Income Tax Consequences	S-42
Employee Retirement Income Security Act	S-46
Supplemental Plan of Distribution	S-47
Conflicts of Interest	S-49

Prospectus Supplement dated July 10, 2017

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-15
United States Taxation	S-18
Employee Retirement Income Security Act	S-19
Supplemental Plan of Distribution	S-20
Validity of the Notes and Guarantees	S-21

Prospectus dated July 10, 2017

Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	8
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	45
Description of Units We May Offer	60
GS Finance Corp.	65
Legal Ownership and Book-Entry Issuance	67
Considerations Relating to Floating Rate Debt Securities	72
Considerations Relating to Indexed Securities	73
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	74
United States Taxation	77
Plan of Distribution	92
Conflicts of Interest	94
Employee Retirement Income Security Act	95
Validity of the Securities and Guarantees	95
Experts	96
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	96
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	96

$

GS Finance Corp.

Callable CMS Spread and Russell 2000® Index-
Linked Range Accrual Notes due

guaranteed by
The Goldman Sachs Group, Inc.

Goldman Sachs & Co. LLC